EXCELSIOR ABSOLUTE RETURN FUND OF FUNDS, LLC
            EXCELSIOR ABSOLUTE RETURN FUND OF FUNDS MASTER FUND, LLC
                 EXCELSIOR DIRECTIONAL HEDGE FUND OF FUNDS, LLC
                                  (THE "FUNDS")

                       CODE OF BUSINESS CONDUCT AND ETHICS
              FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

                                   OUR VISION

          Provide shareholders with the most useful and ethical fund of funds in the nation.

                                   OUR VALUES

     Be fair, empathetic and responsive in serving our shareholders. Strive relentlessly to innovate what we do and how we do it.
              Always earn and be worthy of our shareholders' trust.

                                SHAREHOLDER VALUE

    The Funds Principal Executive Officers and Senior Financial Officers and
              any other officers who serve a similar function shall
          endeavor to act in the best interests of the Funds and their shareholders.

Introduction

The Funds Code of Business Conduct and Ethics ("Code") covers all of the Funds. This Code applies to the Funds' Principal Executive Officers and Senior Financial Officers and any other officers who serve a similar function (each an "Officer").

The Funds are committed to the highest standards of ethical conduct in the fulfillment of our Vision and Values. We are proud of our long-standing reputation for integrity and honesty that strengthens our Vision to provide our shareholders with the most useful and ethical fund of funds in the world. This reputation is not just a source of competitive advantage in the financial services industry; it is fundamental to the way we do business.

This Code provides guidance on how you, as an Officer, uphold these ethical standards. It applies to your service to the Funds.

The Code consists of an outline of policies regarding conduct in several key areas: ethical behavior and legal compliance, conflicts of interest, confidentiality and business practices. You are responsible for reviewing the Code and for acting in compliance with the Code in your daily activities.

The Code is not exhaustive; it provides guidance for carrying out your responsibilities on behalf of the Funds and observing the highest standards of ethical conduct. Because the Code does not address every possible situation that may arise, you are responsible for exercising good judgment, applying ethical principles, and raising questions when in doubt. Your integrity and good judgment enhance the Funds' brand, build the Funds' reputation, and are the foundation of trust for our shareholder and business relationships.

The Code also requires that Officers adhere to the specific information and guidance that is provided in US Trust company-wide policies and procedures, including the U.S. Trust Compliance Manual and the Investment Adviser Code of Ethics; policies and procedures for individual business and support units; publications that address individual conduct; and documents to which you agree as a requirement of your employment, collectively referred to as "company policies." Company policies may be published in paper or electronic media.

You are responsible for reviewing the Code including company policies applicable to you, and for acting in compliance with the Code in your daily activities. You may obtain company policies and forms from the US Trust internal web site or the Corporate Compliance Division.


General Fund and Personal Standards of Conduct

As an Officer you have a responsibility to act in a manner in which you earn the public's trust and confidence. Your conduct is guided by our values, which are to:

|X|   Be fair, empathetic and responsive in serving our shareholders.

|X| Strive relentlessly to innovate what we do and how we do it.

|X| Always earn and be worthy of our shareholders' trust.


Funds Conduct

The following general principles guide our Funds conduct:

|X| We will act in accordance with applicable laws and regulations and will not tolerate behavior that is otherwise.

|X| We will make public disclosures as required by law and regulation and as deemed appropriate to enable reasonable evaluation of the Funds.

|X|   We will strive to provide an equitable return for our investors.

|X| We will provide products and services designed to help shareholders achieve their financial goals.

|X| We will conduct business fairly, in open competition.


Individual Conduct

The following general principles guide your individual conduct:

|X| You will not take any action that will violate any applicable law or regulation.

|X| You will adhere to the highest standards of ethical conduct.

|X| You will maintain the confidentiality of all information you obtain in the course of your employment.

|X| You will escalate issues which you reasonably believe may place the Funds at risk, and report any behavior you reasonably believe is wrong.

|X| You will not abuse or take the Funds' assets or use them for your personal gain.

|X| You will not engage in any activities that create a conflict of interest between you and the Funds.

|X| You will comport yourself publicly in a manner that does not bring discredit on the Funds.

|X| You will deal fairly with shareholders, colleagues and others.

|X| You will comply with this Code.

You have personal responsibility to conduct the Funds' business in a manner consistent with these principles, and you cannot avoid this responsibility by contrary instructions from a supervisor or by turning a blind eye. Many of these principles are explained in more detail below and in the Funds' other polices and procedures. If you have questions on any of them, you should consult with the Chief Legal Officer of the Funds or the Corporate Compliance Division of U.S. Trust ("UST").


Ethical Behavior

Your decisions and behavior have far-reaching implications. Standards of ethical and professional conduct reflect on the individual, on the Funds brand, and on the investment industry as a whole. A strong personal sense of ethics should always play a significant role in guiding you towards a proper course of action.


Escalation of Concerns

Guidance is provided throughout the Code on the appropriate means for escalating, disclosing and seeking approvals for activities governed by the Code. At a minimum, if you know of, or reasonably believe there is, a violation of applicable laws or this Code, you must report that information immediately to the Chief Legal Officer and Corporate Compliance Division. If you believe the person to whom you have reported the violation, or possible violation, has not taken appropriate action, you must contact the US Trust Corporation Ombudsperson. Neither you nor the person to whom you make a report should conduct preliminary investigations, unless authorized to do so by the Chief Legal Officer or Corporate Compliance Division. Anyone who in good faith raises an issue in accordance with this Code regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will be protected from retaliation.


Compliance with Laws, Rules, Regulations and Policies

The foundation of the Funds' ethical standards is compliance with the letter and spirit of the law. You must respect and obey all of the laws, rules and regulations applicable to our business, including among others, securities and other federal, state and local laws. You are responsible for being familiar and complying with the Funds' policies and procedures. Although you are not expected to know the details of each law governing our business, you are expected to be familiar with and comply with the Funds' policies and procedures and, when in doubt, to seek advice from the Chief Legal Officer or Corporate Compliance Division as outlined in this Code.


Conflicts of Interest

To maintain the highest ethical standards in conducting our business, it is important that you do not place yourself in a position that would cloud your judgment in carrying out the business affairs of the Funds. A "conflict of interest" occurs when your private interest interferes in any way -- or even appears to interfere -- with the interests of the Funds. You have a duty to report any material transaction or relationship that reasonably could be expected to be or to create a conflict of interest with the Funds. If you have any questions regarding what might constitute a conflict of interest, or to report any transaction or relationship that you believe has occurred or may occur that might constitute a conflict of interest, contact the Chief Legal Officer or Corporate Compliance Division.

Certain conflicts of interest arise out of the relationships between Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The Funds' and UST's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and UST. Each Officer may also be an officer or employee of UST or its affiliates. As a result, this Code recognizes that the Officers will, in the normal course of their duties (whether formally for the Funds or for UST, or for both), be involved in establishing policies and implementing decisions that will have different effects on UST and the Funds. The participation of the Officers in such activities is inherent in the contractual relationship between the Funds and UST and is consistent with the performance by the Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Managers that the Officers may also be officers or employees of one or more other investment companies covered by this or other codes.


Outside   Directorships,   Outside   Employment   and  Other  Outside
Activities

Your position with the Funds and UST must be your primary business association and must take precedence over any other employment or business affiliation you may have. We encourage you to accept appropriate directorships and advisory positions at most non-profit organizations and commercial firms; however, your service as an adviser to, or member of, the Board of a public company, non-profit charitable, civic, social service, religious, professional or trade organization must be consistent with the provisions for the Code, and not create a conflict of interest with your responsibilities to the Funds. This includes outside positions and activities that may be misconstrued to be activities of the Funds. Unless you have obtained prior approval from the Chief Legal Officer and Corporate Compliance Division, you may not hold any position, whether paid or unpaid, with any other organization or outside activity that may interfere with your duties and responsibilities at the Funds. Approval will only be granted where it is clear that the proposed activity will not interfere with your duties at the Funds or UST and that neither the Funds nor UST will incur any liability or responsibility for such outside activity.

Conflicts of interest may arise in certain business situations in which you, or a member of your household (or of a relative whose financial interests you control), participate. Examples include making significant investments in companies that compete with the Funds or in entities that do business with the Funds. If you or a member of your household intends to hold such an investment, you must disclose it in writing to, and obtain prior approval for the investment from the Chief Legal Officer and Corporate Compliance Division.


Personal Investment Accounts and "Inside Information"

You must disclose any investment accounts maintained by you or any related parties. You must do this at the time you become an Officer, at the time of any change in such information, and annually thereafter. Unless an investment qualifies for an exemption, new employees are required to transfer all investment accounts to a US Trust corporate affiliated bank or Charles Schwab & Co., Inc. within 90 days of employment. Officers may not buy, sell, trade or carry securities or commodities for their personal investment accounts under circumstances that could result in their becoming obligated to any dealer, broker or client or that could produce or appear to produce conflicts of interest.

You should avoid circumstances that could introduce a personal financial bias into the handling of shareholder and Fund matters. In this regard, you should not become over-indebted and should borrow only from banks and other traditional lenders. You may not borrow from clients of U.S. Trust without full disclosure to, and prior written approval from, the Chief Legal Officer and Corporate Compliance Division. Employees may not borrow from a vendor of U.S. Trust, unless that vendor is a bank or traditional lender, and then only through such vendor's public lending process.

A "corporate opportunity" is an opportunity discovered through the use of Fund property, information or position. Officers are prohibited from taking corporate opportunities for themselves personally. This rule includes any fee or other compensation offered or paid by Fund Shareholders in connection with routine company activity or for individual service as an executor, trustee, director or other fiduciary. It covers any other services performed for your benefit because of your role at the Funds, such as endorsements, lectures, articles, book reviews, compensation received from vendors and compensation paid for participating in interviews with the media and making radio or television appearances. You may not use Fund property, information or position for improper personal gain, and you may not compete with the Fund directly or indirectly.


Acceptance of Gifts or Entertainment

The acceptance of gifts or excessive entertainment from shareholders, vendors, suppliers, competitors or other employees must not constitute a conflict of interest or create the appearance of impropriety. You may accept small gifts and entertainment that are worth less than the amount U.S. Trust Corporation policy sets as a limit, but you must be personally satisfied that the gift or entertainment is not intended to influence your judgment or the performance of your duties. If you have any questions regarding the appropriateness of a gift, you must obtain approval from the Chief Legal Officer and Corporate Compliance Division before accepting it.


Confidentiality of Information

As investment companies, we have particular responsibilities for safeguarding the information of our shareholders and the proprietary information of the Funds. You should be mindful of this obligation when you use the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. You should not discuss confidential information in public areas where it can be overheard, read confidential documents in public places, nor leave or discard confidential documents where they can be retrieved by others.


Confidentiality of Shareholder Information

Information concerning the identity of the Funds' underlying shareholders and their transactions and accounts is confidential. Such information may not be disclosed to persons working on behalf of the Funds except as they may need to know it in order to fulfill their responsibilities to the Funds. You may not disclose such information to anyone or any firm outside the Funds unless (i) the outside firm needs to know the information in order to perform services for the Funds and is bound to maintain its confidentiality; (ii) when the shareholder has consented or been given an opportunity to request that the information not be shared; (iii) as required by law; or (iv) as authorized by the Chief Legal Officer or Corporate Compliance Division.

Information regarding shareholder or Funds transactions must not be used in any way to influence trades in personal accounts. Trading ahead of Funds transactions is known as frontrunning and is prohibited. Following Funds transactions with your trading activity is known as piggybacking or shadowing and is likewise prohibited. If you reasonably believe improper trading in personal or Funds accounts has occurred, you must report such conduct to the Chief Legal Officer and Corporate Compliance Division.

Privacy

The Funds are committed to safeguarding customers' privacy. We do not sell any personally identifiable customer information. Sharing of such information with third parties is limited to situations related to the processing and servicing of customer accounts, and to specifically delineated exceptions in the federal privacy law. We share information with our affiliates as allowed by federal law. You must be familiar with the procedural and systemic safeguards we maintain to protect this information and report any breaches of these safeguards to the Chief Legal Officer and Corporate Compliance Division.


Proprietary Information of the Funds

You have the responsibility to safeguard the Funds' proprietary information. Proprietary information includes intellectual property (copyrights, trademarks or patents or trade secrets), particular know-how (business or organizational designs, or business, marketing or service plans or ideas) and sensitive information about the Funds (databases, records, salary information or unpublished financial reports). If you have any questions about what constitutes proprietary information, or if you believe such information has been compromised, contact the Chief Legal Officer or Corporate Compliance Division.


Protection and Use of the Funds' Assets

You are obligated to protect the Funds' assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Funds. The Funds' equipment should not be used for non-Funds business, though incidental personal use may be permitted. The Funds or UST have the right to examine your use of this property, including the contents of the desktop and/or laptop computer assigned to you, your use of all communications devices (telephones, voicemail, pages, fax machines, e-mail, on-line services) and any furniture or filing facilities used by you. You should have no expectation of privacy or confidentiality regarding your activities while on the premises of, or when using the facilities or systems of, the Funds or UST even though you may use security features such as personal passwords. Breaches of this obligation must be reported to the Chief Legal Officer and Corporate Compliance Division.


Non-Retaliation

It is your obligation to report issues regarding possible violations of business regulations or this Code when you suspect in good faith that a violation may have or might occur. No Officer will be retaliated against for making a good faith complaint or bringing inappropriate conduct to the Funds' attention, for assisting another Officer in making a good faith report, for cooperating in an investigation, or for filing an administrative claim with a state or federal governmental agency. Any employee who engages in retaliatory conduct in violation of our policies will be subject to disciplinary action, up to and including termination of employment. If you reasonably believe retaliatory conduct has occurred, you must report such conduct to the Chief Legal Officer and Corporate Compliance Division.


Business Practices

It is your obligation to report issues regarding possible violations of business regulations or this Code when you suspect in good faith that a violation may have or might occur. As a financial institution, it is imperative that we operate with efficiency, with the highest business standards, and that we maintain and provide accurate information.


Financial Disclosures

The Funds are committed to providing full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission and other regulatory agencies and in other public communications made by the

Funds. You are required to comply with Funds policies and procedures to provide such full, fair, accurate, timely and understandable disclosure. If you have any questions about your duties in supporting the Funds' financial reporting processes, contact the Chief Legal Officer.


Conduct of Audits

Neither you nor any other person acting under your direction shall directly or indirectly take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the Funds' financial statements.

Types of conduct that constitute improper influence include, but are not limited to, directly or indirectly:

|X| Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services;

|X|   Providing an auditor with inaccurate or misleading legal analysis;

|X| Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the issuer's accounting;

|X| Seeking to have a partner removed from the audit engagement because the partner objects to the Funds' accounting;

|X|   Blackmailing; and

|X| Making physical threats.


If you reasonably believe improper influence has occurred, you must report such conduct to the Chief Legal Officer.


Record-Keeping

We require honest and accurate recording and reporting of information to maintain the integrity of our business records and to make responsible business decisions. The Funds' books, records and accounts must (i) accurately reflect all transactions of the Funds and all other events that are subject of a specific regulatory record-keeping requirement; (ii) be maintained in reasonable detail; and (iii) conform both to applicable legal requirements and to the Funds' system of internal controls. Unrecorded or "off the books" funds or assets are prohibited unless permitted by applicable law or regulation. Business records must not contain exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This applies equally to e-mail, internal memoranda, formal reports, and all other forms of business records. You must be familiar with the Funds' record retention policies and always retain or destroy records according to them. In the event of litigation, governmental investigation or the threat of such action, you should consult the Chief Legal Officer or the Corporate Compliance Division regarding record retention.

Any suspected breach of this obligation should be reported immediately to the Chief Legal Officer and Corporate Compliance Division and, if you are an employee, to your supervisor.

Cooperating  with  Compliance,   Audit,  Regulatory  Authorities  and
Authorized Investigations

You must cooperate fully with compliance officers, auditors, examiners and regulatory authorities, and others who are conducting authorized examinations, investigations or other reviews of the

Funds' records and business practices. Authorized requests for information and access to the Funds' records are to be satisfied in a timely, responsive and respectful manner.

Any Officer who has been convicted of any crime involving dishonesty or a breach of trust must disclose such conviction to U.S. Trust Human Resources promptly, even if that crime did not relate to Fund business. Officers are also required to provide disclosures in accordance with the U.S. Trust Due Diligence questionnaire for New Employees and Annual Review Process.

If you have any questions related to the appropriateness of providing access to the Fund's records, you should contact the Chief Legal Officer or Corporate Compliance Division. In the event of litigation or governmental investigation, you should consult the Chief Legal Officer regarding document production and record retention.


Competition and Fair Dealing

We operate our business fairly and honestly. We seek competitive advantage through performance and dedication to our Vision and Values and never through unethical or illegal business practices. It is our policy to comply with anti-trust laws. These laws are complex and not easily summarized but at a minimum require that there be no agreement or understanding between the Funds and their competitors that affect prices, terms or conditions of sale or that unreasonably restrain full and fair competition. You must always respect the rights of and deal fairly with the Funds' shareholders and competitors. You must never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. If you have any question about what constitutes an unfair business practice, you should consult the Chief Legal Officer or Corporate Compliance Division.


Copyright Law, the Internet and Software

You must comply with the terms of all software licenses, use agreements for Internet site access, downloading provisions and all other state and federal laws governing all forms of intellectual property that you may encounter on the Internet.

You may not copy software provided by the Funds or use it on a computer other than the one provided to you unless the license agreement permits such copying or use. Any authorized copies must contain the proper copyright and other required notices of the vendor. If you wish to use any software not provided by the Funds or UST, you must first obtain permission from the Computer Services Division of U.S. Trust Corporation and have the software tested by the Computer Services Division to assure application integrity and software compatibility with hour systems environment.


Vendor Selection, Brokerage Allocation

The selection of professional services, including those of brokers, dealers, attorneys or business consultants, should be based on competitive analysis of quality, price and benefit to the Funds. When transacting business on behalf of the Funds, if you feel that you may have a potential conflict of interest, you must notify the Chief Legal Officer and Corporate Compliance Division of the potential conflict prior to initiating the transaction.

If you are in a position to influence the selection of brokers, you are prohibited from having any financial interest in a brokerage firm (other than those whose shares are traded publicly) and you may not accept gifts or entertainment or any other form of compensation from the brokerage community except as permitted under this Code.

Prohibition of Bribery and Kickbacks

Our policies prohibit bribery or kickbacks of any kind and to anyone in the conduct of our business. The U.S. government has a number of laws and regulations applicable specifically to business gratuities that may be accepted by U.S. and foreign government personnel. The promise, offer or delivery to an official or employee of the U.S. government or an official, employee or candidate of a foreign government of a gift, favor, payment or other gratuity in violation of these rules would not only violate Funds policy but could also be a criminal offense. Similarly, federal law, as well as the laws of many states, prohibits engaging in "commercial bribery." Commercial bribery involves soliciting, demanding or agreeing to accept anything of value from any person intending to influence or be rewarded in connection with any business or transaction, and prohibits all such behavior, for example, with respect to vendors, competitors, shareholders, and government employees. If you have any questions or need any guidance, you should contact the Chief Legal Officer or Corporate Compliance Division.


Compliance Procedures

We will work together to ensure compliance with the Code and to take prompt action in response to reported violations of the Code.


Seeking Guidance

If you are unsure of what to do in any situation, seek guidance before you act. Use the Funds resources, including the Chief Legal Officer and the Corporate Compliance Division. If you feel that it is not appropriate to discuss a matter with the Chief Legal Officer or the Corporate Compliance Division, you may contact the Ombudsperson for U.S. Trust Corporation. Remember that you must report all incidents of misconduct, and you may do so without fear of retaliation. If you have violated the Code, however, making a report will not protect you from the consequences of your actions.


Reporting Conduct that May be in Violation of the Code

You must report conduct that you believe to be in violation of the Code, Funds policy, law or regulation. Reports should be escalated in the following manner:

|X| If you have a reasonable belief that a violation has occurred, or may occur, you must report the conduct to the Chief Legal Officer and Corporate Compliance Division.

|X| The Chief Legal Officer or Corporate Compliance Division will take all appropriate action to investigate any potential violation reported to them and will notify counsel for the Funds' Managers who are not "interested persons" as defined by the Investment Company Act of 1940, as amended ("Independent Managers") and counsel for the Funds of the substance of the potential violation.

|X| If after investigation, the Chief Legal Officer or Corporate Compliance Division reasonably believes that no violation has occurred, they are not required to take any further action.

|X| Any matter that the Chief Legal Officer or Corporate Compliance Division believes is a violation will be reported to the Managers.

|X| If the Managers concur that a violation has occurred, the Managers will consider appropriate action, which may include review of, and appropriate modification to, applicable policies and procedures; notification to appropriate personnel of US Trust or its board; notification to appropriate personnel of the U.S. Trust Corporation or its board; or a recommendation to dismiss the Officer.

Roles in Observing Compliance

As an Officer, you have a role in observing compliance with the Code. In general, that includes:

Role of Officers

|X| Read and be familiar with conduct rules outlined in this Code and periodically review them.

|X| Affirm in writing to the Managers that the Officer has received, read and understands the Code.

|X| Annually affirm to the Managers that the Officer has complied with the requirements of the Code.

|X| Comply with the conduct standards outlined in this Code in all dealings and actions, including those with shareholders, the public and vendors.

|X| Report in a timely manner to the Chief Legal Officer and Corporate Compliance Division any conduct that may constitute a violation of the Code, Funds policies, or laws, rules and regulations.

|X| Raise questions or concerns about conduct issues with your supervisor, the Chief Legal Officer or Corporate Compliance Division, and seek advice when in doubt.

|X| Cooperate with management during fact-finding investigations and comply with any confidentiality rules imposed.


Role of Managers

|X| Review the Code annually and recommend any changes.

|X| Review the Officer reports of compliance with the Code.


Interpretation of Code and Waivers of the Code

The Chief Legal Officer and Corporate Compliance Division are responsible for applying the Code to specific situations in which questions are presented under it and have the authority to interpret the Code in any particular situation. However, waivers of the Code may be made only by the Managers and will be promptly disclosed publicly as required by law.


Amendments

This Code may not be amended except in written form, which is specifically approved or ratified by a majority of the Directors/Managers including a majority of the Independent Managers. Any amendments will, to the extent required, be disclosed in accordance with law.


Other Policies and Procedures

This Code constitutes the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, UST, U.S. Trust Corporation or other Funds service providers govern or purport to govern the behavior or activities of an Officer who is subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. UST's code of ethics under Rule 17j-1 pursuant to the Investment Company Act of 1940 and UST's and US Trust Corporation's policies and procedures set forth in their respective compliance manuals and elsewhere are separate requirements applying to the Officers and are not part of this Code.


Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Managers, U.S. Trust Corporation and their respective counsel.

Internal Use

This Code is intended for internal use by the Funds and does not constitute an admission, by or on behalf of any Funds, as to any fact, circumstance, or legal conclusion.


Contacts

If you have further questions about the Code, or about its applicability with respect to a particular matter, please contact the Chief Legal Officer or Corporate Compliance Division. If you feel that it is not appropriate to discuss a matter with Chief Legal Officer or the Corporate Compliance Division, you may contact the Ombudsperson.


Chief Legal Officer:

[                ]
------------------
Corporate Compliance Division:

Sharon Davison 212-852-1042

U.S. Trust Corporation Ombudsperson:

Sam Scott Miller, Esq. 212-506-5130

 Orrick Herrington & Sutcliffe LLP